Exhibit 99.1

OmniAb Reports Fourth Quarter and Full Year 2024 Financial Results
and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (March 18, 2025) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and 12 months ended December 31, 2024, and provided operating and partner program updates.

“2024 was a remarkable year featuring double-digit percentage growth in the number of both active partners and programs. Clinical-stage programs advanced well, and we launched new technologies and enhancements that strengthened our platform and expanded our reach," said Matt Foehr, Chief Executive Officer of OmniAb. "We exceeded our internal goals for key metrics and continued to build momentum while optimizing the scalability of our business. We believe our commitment to innovation is a significant competitive advantage and creates exciting opportunities for future growth. We remain steadfast in our strategic direction and are excited about the prospects that lie ahead.”

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 was $10.8 million, compared with $4.8 million for the same period in 2023, with the increase primarily due to higher license and milestone revenue partially offset by lower service and royalty revenue.

Research and development expense was $13.3 million for the fourth quarter of 2024, compared with $14.8 million for the same period in 2023, with the decrease primarily due to lower stock-based compensation expense and outside expenses associated with third-party services. General and administrative expense was $7.4 million for the fourth quarter of 2024, compared with $7.9 million for the same period in 2023, with the decrease primarily due to lower stock-based compensation expense and lower external marketing and legal expenses.

Net loss for the fourth quarter of 2024 was $13.1 million, or $0.12 per share, compared with a net loss of $14.1 million, or $0.14 per share, for the same period in 2023.

Full Year 2024 Financial Results

Revenue for 2024 was $26.4 million, compared with $34.2 million for 2023, with the decrease primarily due to the recognition of a $10.0 million TECVAYLI® milestone in 2023. Royalty revenue decreased primarily due to lower net product sales by partners.

Research and development expense for 2024 was $55.1 million, compared with $56.5 million for 2023, with the decrease primarily due to lower personnel costs and external expenses. General and administrative expense for 2024 was $30.7 million, compared with $33.3 million for 2023, with the decrease primarily due to non-recurring consulting and other outside service expenses incurred in 2023 related to our spin-out as a public company and lower legal and stock-based compensation expense.

Net loss for 2024 was $62.0 million, or $0.61 per share, compared with a net loss of $50.6 million, or $0.51 per share, for 2023.

As of December 31, 2024, OmniAb had cash, cash equivalents and short-term investments of $59.4 million.

2025 Financial Guidance

OmniAb today introduced 2025 financial guidance. OmniAb expects 2025 revenue to be in the range of $20 million to $25 million and operating expense to be in the range of $90 million to $95 million. In addition, OmniAb expects 2025 cash use to be lower than its cash use in 2024. Cash use in 2024 was $38.9 million, excluding the 2024 ATM issuance. The 2025 full year effective tax rate is expected to be approximately 0%.

Fourth Quarter 2024 and Recent Business Highlights

As of December 31, 2024, OmniAb had 91 active partners and 363 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized. The Company signed 10 new license agreements in 2024, including two in the fourth quarter with Incyte Corporation and Photinia Biosciences. In addition, five new OmniAb-derived antibodies entered the clinic in 2024.

In December 2024, OmniAb launched OmniHub™, a unified interface designed to provide partners with secure access to datasets to visualize their discovery campaign data with a variety of custom tools. This bioinformatics portal is designed to enable scalable and secure data transfer, advanced visualization and computational tool access.

Fourth quarter 2024 and recent partner highlights include the following:

IMVT-1402

•Immunovant announced that its lead asset, IMVT-1402, is rapidly progressing with six Investigational New Drug (IND) applications now cleared and pivotal Phase 2b studies in Graves’ disease (GD) and difficult-to-treat rheumatoid arthritis now enrolling.
•Immunovant is on track to initiate potentially registrational programs for three additional indications for IMVT-1402 by March 31, 2025. In addition, Immunovant anticipates initiating clinical trials evaluating IMVT-1402 in a total of 10 indications by March 31, 2026.

Batoclimab

•Immunovant reported that the top-line results of the batoclimab trial in myasthenia gravis and the initial results from period 1 of the batoclimab trial in chronic inflammatory demyelinating polyneuropathy are expected by March 31, 2025.
•Immunovant also plans to announce additional data from the batoclimab proof-of-concept study in GD, including six-month, treatment-free remission data in the summer 2025.

•Additionally, Immunovant reported that top-line results from the pivotal program of batoclimab for the treatment of thyroid eye disease (TED) also known as Graves' ophthalmopathy, are expected in the second half of 2025.
•HanAll Biopharma announced that batoclimab has received Orphan Drug Designation from Japan’s Ministry of Health, Labor, and Welfare for active TED.

Acasunlimab

•Genmab announced that a Phase 3 trial with acasunlimab as a second-line therapy in non-small cell lung cancer (NSCLC) is now enrolling patients and that they expect to provide an additional Phase 2 data update in NSCLC in 2025.

Zimberelimab

•Arcus Biosciences expects to present overall survival (OS) data from the Phase 2 EDGE-Gastric study, which is evaluating domvanalimab plus zimberelimab and chemotherapy in upper gastrointestinal adenocarcinomas, in the fall of 2025.
•Arcus Biosciences also expects to initiate three new expansion cohorts within the Phase 1/1b ARC-20 study in the first quarter of 2025, including one cohort for casdatifan plus zimberelimab in all-comer first-line clear cell renal cell carcinoma.

Sugemalimab

•CStone announced the publication of the Phase 3 GEMSTONE-303 study results for sugemalimab in patients with unresectable locally advanced or metastatic G/GEJ adenocarcinoma in the Journal of the American Medical Association. Results showed that in patients with PD-L1 combined positive score ≥5, sugemalimab significantly improved both OS and progression-free survival (PFS) compared with the control group. Median OS was 15.6 months versus 12.6 months, and median PFS was 7.6 months versus 6.1 months.
•CStone announced that they have entered into a strategic partnership with Pharmalink Store for commercialization of sugemalimab in the Middle East, North Africa and South Africa. Additionally, CStone has partnered with SteinCares to market sugemalimab in Latin America.

Mipletamig

•Aptevo Therapeutics announced that 100% of patients in Cohort 1 of the mipletamig RAINIER Phase 1b/2 dose-optimization trial for frontline acute myeloid leukemia achieved remission within 30 days of treatment. Trial enrollment is ongoing. Aptevo also anticipates providing multiple data readouts in 2025 and presenting results at the American Society of Hematology meeting in the fourth quarter of 2025.

RNDO-564

•Rondo Therapeutics presented data from preclinical studies of RNDO-564, a novel CD28 x Nectin-4 costimulatory bispecific antibody for advanced bladder cancer, at the 2025 American Society of Clinical Oncology Genitourinary Cancers Symposium. RNDO-564 demonstrated robust anti-tumor activity in vivo and in vitro, including in an antibody-drug-conjugate-resistant bladder cancer model. Based on promising preclinical findings, Rondo is advancing

RNDO-564 through IND-enabling studies and expects to initiate a Phase 1/b trial in relapsed/refractory, locally advanced/metastatic bladder cancer by year-end 2025.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549-8228 using the conference ID 84579. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx
About OmniAb®
OmniAb licenses cutting edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is something we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, is used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding our competitive advantage and the growth prospects of our business; the scalability of our business; the expected performance of our technologies and the opportunities they may create; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; and our 2025 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph.D.
investors@OmniAb.com
X @OmniAbTech
(510) 768-7760
[Tables Follow]

OMNIAB, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$27,598	$16,358
Short-term investments	31,836	70,625
Accounts receivable, net	5,272	3,844
Prepaid expenses and other current assets	3,432	4,074
Total current assets	68,138	94,901
Intangible assets, net	138,060	155,467
Goodwill	83,979	83,979
Property and equipment, net	15,492	18,249
Operating lease right-of-use assets	17,789	19,884
Restricted cash	560	560
Other long-term assets	1,540	2,185
Total assets	$325,558	$375,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,297	$4,411
Accrued expenses and other current liabilities	6,141	7,068
Current contingent liabilities	531	1,303
Current deferred revenue	2,337	6,848
Current operating lease liabilities	3,782	3,486
Total current liabilities	15,088	23,116
Long-term contingent liabilities	953	3,203
Deferred income taxes, net	2,314	11,354
Long-term operating lease liabilities	19,382	22,075
Long-term deferred revenue	117	862
Other long-term liabilities	86	30
Total liabilities	37,940	60,640
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2024 and December 31, 2023; 121,599,488 and 116,859,468 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	388,979	353,890
Accumulated other comprehensive income	27	50
Accumulated deficit	(101,400)	(39,367)
Total stockholders’ equity	287,618	314,585
Total liabilities and stockholders’ equity	$325,558	$375,225

OMNIAB, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
License and milestone revenue	$8,650	$1,713	$13,866	$20,699
Service revenue	2,533	2,755	11,949	12,180
Royalty revenue	(379)	354	576	1,285
Total revenue	10,804	4,822	26,391	34,164
Operating expenses:
Research and development	13,306	14,766	55,110	56,525
General and administrative	7,360	7,869	30,741	33,313
Amortization of intangibles	6,059	3,407	17,407	13,554
Other operating expense (income), net	(41)	(14)	(2,365)	191
Total operating expenses	26,684	26,028	100,893	103,583
Loss from operations	(15,880)	(21,206)	(74,502)	(69,419)
Other income (expense), net:
Interest income	655	1,181	3,106	5,055
Other income (expense), net	2	(3)	(15)	1
Total other income (expense), net	657	1,178	3,091	5,056
Loss before income taxes	(15,223)	(20,028)	(71,411)	(64,363)
Income tax benefit	2,155	5,975	9,378	13,744
Net loss	$(13,068)	$(14,053)	$(62,033)	$(50,619)

Net loss per share, basic and diluted	$(0.12)	$(0.14)	$(0.61)	$(0.51)
Weighted-average shares outstanding, basic and diluted	104,795	100,162	102,365	99,683